Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215842 and 333-221617 on Form S-8 and Registration Statement Nos. 333-224697, 333-230393, and 333-230396 on Form S-3, of our reports dated February 19, 2020, relating to the financial statements of Invitation Homes Inc. and subsidiaries, and the effectiveness of Invitation Homes Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Dallas, Texas
February 19, 2020